UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Union Bankshares, Inc.
(Name of Registrant as Specified in Its Charter)

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APRIL 10, 2017
		AT OR FOR THE YEARS ENDED DECEMBER 31
			2016	2015	2014	2013
		Balance Sheet Data		(Dollars in thousands, except per share data)

We are pleased to invite you to our 126th Annual meeting to be held at 116 Vermont Route 15 West, Morrisville Vermont in the Charlmont Restaurant meeting room on May 17, 2017 at 3:00pm. We hope you will join us for the meeting as well as a reception immediately following. We always enjoy meeting with our long time shareholders as well as meeting newer ones.

Included with this “year in review” are the Proxy for the annual meeting as well as our Annual Report on Form 10-K for the year ended 2016. The Proxy and 10-K provide detailed financial information about your Company. For those so inclined we direct your attention to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the 10-K. Though pretty dense, this section really outlines our financial story and provides context to the absolute numbers we present.

For those who may not dig deeply into our 10-K, allow us to provide a summary of our 2016 financial results:

• Net income for 2016 was $8.5 million, or $1.91 per share, an 8% improvement over 2015.
• Net interest income increased $1.7 million, or 7.2% to $24.8 million.
• Return on average common equity of 15.25%.
• Return on average assets of 1.30%.
• Book value per common share increased 4.9% to $12.61 as of December 31, 2016.
• Total shareholders’ equity increased 5.1% to $56.3 million compared to December 31, 2015.
• The loan servicing portfolio increased $29.6 million to $452.0 million.
• Net loan charge-offs were $104 thousand, or 0.02% of average loans, for the year ended December 31, 2016.
• Nonperforming loans were 0.81% of total loans.

Overall, the directors and management are pleased with our 2016 financial performance. Our challenge is to continue these positive trends over the next year.

It appears that the Federal Reserve is committed to finally tightening monetary policy and has increased the Federal Funds rate in December and March, with more increases to come throughout 2017. Hopefully “The Fed” is acting timely to prevent high inflation without damping an economy still in recovery mode. Our balance sheet position is “asset sensitive” meaning it is structured to do well in a rising rate environment. Although, much is being said about rolling back regulations on financial firms, we do not hold much hope that this will materially decrease the cost of compliance for your Company. Despite this, we view compliance with regulations as a core competency and will respond to regulatory changes as efficiently as possible.

2016 was the 125th anniversary of our founding. We held a community celebration at Oxbow Park in Morrisville on July 17th . We brought Rick and the Ramblers to the park with their brand of Western Swing, as well as excellent rock band The Eames Brothers to entertain the crowd. Local vendors provided food and refreshments, face painting, balloon art and all sorts of games for entertaining young and old. We had a great turnout from employee volunteers and community members. All told, it was a fitting way to celebrate our founding.

We would like to remind you of two shareholder services you may want to take advantage of. The first is our relatively new Dividend Reinvestment Program. With this program you may elect to have some or all of your dividends reinvested to buy additional shares of Union Bankshares, Inc. You may also elect to buy additional shares through this program, avoiding brokerage fees. Also, you have the option of setting up a direct deposit of your dividend, avoiding having to wait for a check to arrive in the mail. Please contact Kristy Adam-Alfieri at 802-888-0982 or KAdamsAlfieri@unionbankvt.com if you would like additional information regarding these services, including a prospectus describing our Dividend Reinvestment Program.
		Total assets	$691,381	$628,879	$624,063	$585,443
		Investment securities	66,555	59,327	52,964	45,492
		Loans and loans held for sale	541,093	506,141	490,721	464,953
		Allowance for loan losses	(5,247)	(5,201)	(4,694)	(4,647)
		Deposits	597,660	560,408	552,064	518,354
		Borrowed funds	31,595	9,564	15,118	13,216
		Stockholders' equity[1]	56,279	53,568	51,434	49,820

		Income Statement Data
		Total interest and dividend income	$26,836	$25,144	$24,852	$24,481
		Total interest expense	(2,061)	(2,025)	(2,155)	(2,459)
		Net interest and dividend income	24,775	23,119	22,697	22,022
		Provision for loan losses	(150)	(550)	(345)	(305)
		Noninterest income	10,140	9,792	8,909	8,509
		Noninterest expenses	(24,221)	(22,304)	(21,594)	(21,229)
		Income before provision for income taxes	10,544	10,057	9,667	8,997
		Provision for income taxes	(2,033)	(2,179)	(1,973)	(1,862)
		Net income	$8,511	$7,878	$7,694	$7,135

		Per Common Share Data
		Net income[2]	$1.91	$1.77	$1.73	$1.60
		Cash dividends paid	1.11	1.08	1.04	1.01
		Book value[1]	12.61	12.02	11.54	11.17

		Weighted average number of shares outstanding	4,459,001	4,458,037	4,458,393	4,457,261
Sincerely,		Number of shares outstanding	4,462,135	4,457,177	4,458,430	4,458,359

[1]Stockholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale" and includes the unfunded liability for pension benefits, net of taxes for the defined benefit pension plan.

Kenneth D. Gibbons	David S. Silverman	[2]Computed using the weighted average number of shares outstanding for the period.
Chairman	President & CEO

2016 Year In Review	1	2	2016 Year In Review

Market for Union Bankshares Common Stock						Stock Performance Graph

On March 7, 2017, there were 4,462,019 shares of common stock outstanding held by 539 stockholders of record. The number of stockholders does not reflect the number of beneficial owners, including persons or entities who may hold the stock in nominee or “street name.” Union Bankshares’

common stock is listed on the NASDAQ Global Market trading under the symbol UNB. For shareholder assistance please contact Kristy Adams Alfieri at 802.888.0982 or our Transfer Agent, Broadridge Corporate Issuer Solutions, Inc., at 866.321.8022.

The following graph illustrates the annual percentage change in the cumulative total shareholder return of the Company’s common stock for the period of December 31, 2011 through December 31, 2016. For purposes of comparison, the graph illustrates comparable shareholder returns of the SNL Bank $500M-$1B Index and the NASDAQ Composite Index. The graph assumes a $100 investment on December 31, 2011 in each case and measures the amount by which the market value, assuming reinvestment of dividends, has changed during the five year period ended December 31, 2016.

UNION BANKSHARES COMMON STOCK						TOTAL RETURN PERFORMANCE

2016			2015
HIGH	LOW	DIVIDENDS	HIGH	LOW	DIVIDENDS
First Quarter			First Quarter
$29.10	$27.06	$0.27	$26.68	$23.75	$0.27
Second Quarter			Second Quarter
$37.18	$28.26	$0.28	$28.06	$25.16	$0.27
Third Quarter			Third Quarter
$36.92	$33.69	$0.28	$27.07	$25.50	$0.27
Fourth Quarter			Fourth Quarter
$48.80	$32.75	$0.28	$28.05	$26.06	$0.27

2016 Year In Review	3	4	2016 Year In Review

125th Anniversary 1891-2016

and municipal deposit originations and outstanding asset quality, the Commercial Lending Team continued to help drive the Bank’s financial results. With good asset quality, and strong capital and liquidity, we look forward to continuing to meet the needs of our customers and communities that we serve.

		DIRECTORS	OFFICERS
2016 marked a major		Kenneth D. Gibbons - Chairman	Kristy Adams Alfieri - Administrative Officer
milestone for Union Bank:		Neil J. Van Dyke - Vice Chairman	Diana M. Ashley - Assistant Vice President

our 125th anniversary. Much has changed since July 27, 1891—when Union Savings Bank and Trust Company opened for business with $50 thousand in capital, one branch, and a few employees. For instance, the bank now has over $56 million in capital, 17 branch locations, 3 loan production offices and 200 employees. Still, at its core, the business of community banking remains the same: keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses and create jobs.
		Steven J. Bourgeois	Stacey M. Belanger - Asset Management Officer
		Dawn D. Bugbee	Rhonda L. Bennett - Vice President
		John M. Goodrich	Karen L. Blanchard Smith - Assistant Vice President
		Timothy W. Sargent	Sherrie A. Bull - Vice President
		David S. Silverman	Karen R. Carlson - Vice President
	Mortgage Lending	John H. Steel	Stacey L.B. Chase - Assistant Vice President
		Schuyler W. Sweet	Barbara J. Churchill - Assistant Vice President

2016 was another outstanding year for mortgage loan originations. In fact we had record performance in the ongoing revenue earned from servicing mortgage loans and in the volume of construction and mortgage loans originated. Repeat customers, client referrals, strong relationships with builders and realtors, attractive products and outstanding customer service helped drive this successful performance.

The positive impact that Union Bank has made in the lives of first time home buyers has been consistently recognized by the US Department of Agriculture as its Rural Development (RD) Home Loan Lender of the Year for Vermont. In addition, Union Bank is consistently one of the top Vermont Housing Finance Agency (VHFA) mortgage originators.
		OFFICERS	Everett C. Comstock - Collections Officer
Jeffrey G. Coslett - Senior Vice President
		Kenneth D. Gibbons - Chairman	Michael C. Curtis - Vice President
		David S. Silverman - President & CEO	Jennifer M. Degree - Assistant Vice President
		Karyn J. Hale - Chief Financial Officer	Ronald C. Dion - Assistant Vice President
		John H. Steel - Secretary	Jessica M. Eastman - Vice President
Stay Local. Go Far.		Kristy Adams Alfieri - Assistant Secretary	Charles W. Goldstein - Assistant Vice President
		Jeffrey G. Coslett - Vice President	Don D. Goodhue - Vice President

In celebration of our anniversary and to highlight our Stay Local. Go Far. branding message Union Bank conducted a contest to pit our Customer Care Team against the Call Centers of other banks.

On location in our communities, we selected pairs of random people and asked one to call Union Bank and the other to call another local bank. Neither our staff nor the staff of the other bank knew that this was happening. With an average answering time of eight seconds, our Customer Care Team won each competition and reinforced the reality that in an era of impersonal mega- banks, Union Bank offers a more effective and less frustrating way to meet your banking needs. You can see the results for yourself on our YouTube Channel. Stay Local Go Far.
Jonathan J. Gould - Senior Vice President
Melissa A. Greene - Vice President
Paul E. Grogan - Facilities Officer
Karyn J. Hale - Senior Vice President & CFO
Randy L. Hannett - Information Technology Officer
Claire A. Hindes - Vice President
		DIRECTORS	Robert D. Hofmann - Senior Vice President
Patricia N. Hogan - Senior Vice President
		Kenneth D. Gibbons - Chairman	Lura L. Jacques - Vice President
		Neil J. Van Dyke - Vice Chairman	Lynne P. Jewett - Vice President
	Deposit Accounts	Steven J. Bourgeois	Therese H. Johansson - Vice President
		Dawn D. Bugbee	Stephen H. Kendall - Senior Vice President

Union Bank offers a range of deposit options to serve our biggest and smallest customers. In collaboration with other banks, we enable businesses, municipalities, non-profits and individuals to conveniently access multi-million-dollar FDIC insurance coverage for CD’s and Money Market Sweep accounts. Our school-based Save for Success Program helps student depositors develop sound financial habits at a young age.

For those customers who bring larger deposit balances to the bank, we offer Advantage Banking. This package of services rewards and help retain these important depositors who contribute substantially to our ability to fund our extensive community lending activities.

For more information, please contact our Customer Care Team at 1.800.753.4343.
		John M. Goodrich	Susan F. Lassiter - Vice President
		Nancy C. Putnam	Edward L. Levite - Senior Loan Originator
		Timothy W. Sargent	Carrie R. Locklin - Vice President
		David S. Silverman	Adam A. Lory - Assistant Vice President
		John H. Steel	John L. Malm - Vice President
Commercial and Municipal Services		Schuyler W. Sweet	Grace E. Maniatty - Assistant Vice President
		REGIONAL ADVISORY BOARD MEMBERS	Debra J. Marcoux - Loan Servicing Officer
Jessica L. Miller - Loan Servicing Officer

We continued to grow our commercial real estate, commercial, and municipal loan portfolios organically. Total growth in these portfolios for 2016 was $34 million or 11.8%. We have an experienced Commercial Lending Team and we were recognized last year by the US Small Business Administration (SBA) for increasing our small business loan originations. Combined with new business
Melynda J. Miller - Mortgage Loan Officer
		Michael R. Barrett - St. Johnsbury	Shane D. Mispel - Assistant Vice President
		Joel S. Bourassa - Northern New Hampshire	Samantha A. Norrie - Assistant Vice President
		Steven J. Bourgeois - St. Albans	Tina L. Norton - Assistant Vice President
		Stanley T. Fillion - Northern New Hampshire	Bradley S. Prior - Assistant Vice President
		Rosemary H. Gingue - St. Johnsbury	Craig S. Provost - Vice President
		John M. Goodrich - St. Johnsbury	Timothy M. Ross - Vice President
		Richard L. Isabelle - St. Johnsbury	Christine A. Sheley - Regional Vice President
		Christopher M. Knapp - Northern New Hampshire	David S. Silverman - President & CEO
		Coleen K. Kohaut - St. Albans	Abbie L. Small - Assistant Vice President
		Justin P. Lavely - St. Johnsbury	Judy R. Smith - Vice President
		Daniel J. Luneau - St. Albans	Curtis C. Swan - Vice President
		Mary K. Parent - St. Johnsbury	Carrie W. Tallman - Retail Loan Processing Supervisor
		Samuel H. Ruggiano - St. Albans	Linda M. Watson - Retail Credit Administrative Officer
		David S. Silverman - All	Melyssa S. Whitcomb - Assistant Vice President
		Schuyler W. Sweet - Northern New Hampshire	Suzanne M. Whitney - Marketing Officer
Lorraine MG Willett - Vice President

2016 Year In Review	5	6	2016 Year In Review

VERMONT

Barre	Loan Center
	14 North Main Street	802.476.0062
Danville	421 Route 2 East	802-684-2211
Fairfax	Jct. Routes 104 & 128	802-849-2600
Hardwick	103 VT Route 15 West	802-472-8100
Jeffersonville	5062 VT Route15	802-644-6600
Johnson	198 Lower Main Street	802-635-6600
Lyndonville	183 Depot Street	802-626-3100
Newport	Loan Center
	325 East Main Street	802-334-0750
Morrisville	20 Lower Main Street	802-888-6600
	65 Northgate Plaza	802-888-6860
St. Albans	15 Mapleville Depot	802-524-9000
St. Johnsbury	364 Railroad Street	802-748-3131
	325 Portland Street	802-748-3121
S. Burlington	Loan Center
	30 Kimball Avenue	802-865-1000
Stowe	47 Park Street	802-253-6600

NEW HAMPSHIRE
Groveton	3 State Street	603-636-1611
Lincoln	135 Main Street	603-745-4000
Littleton	263 Dells Road	603-444-7136
	76 Main Street	603-444-5321
N. Woodstock	155 Main Street	603-745-2488

UBLOCAL.com
1-800-753-4343 (toll free)